Exhibit 99.1

Investors May Contact: Stacey Yonkus

Director, Investor Relations
(212) 885-2512
investor@asburyauto.com

Asbury Automotive Group Announces Cash Tender Offer and Consent
Solicitation for Its Outstanding 9% Senior Subordinated Notes Due 2012

NEW YORK, NY — Feb. 26 — Asbury Automotive Group, Inc. (NYSE: ABG) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding $250 million principal amount of 9% senior subordinated notes due 2012 (CUSIP Nos. 043436AB0 and 043436AA2). In connection with the tender offer, the Company is also soliciting consents from the noteholders to effect certain proposed amendments to the indenture governing the notes. The tender offer is scheduled to expire at midnight, New York City time, on March 23, 2007, unless terminated or extended. The consent payment deadline is 5:00 p.m., New York City time, on March 7, 2007, unless extended, and holders of notes must tender and deliver consents by that time in order to be entitled to receive the consent payment. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated February 26, 2007, and a related Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

The total consideration for each $1,000 principal amount of notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the Offer to Purchase and Consent Solicitation Statement, on the basis of a yield to the first call date (June 15, 2007) equal to the sum of (i) the yield (based on the bid side price) of the 3.500% U.S. Treasury Note due May 31, 2007, as calculated by the dealer manager in accordance with standard market practice on the price determination date, as described in the Offer to Purchase and Consent Solicitation Statement, plus (ii) a fixed spread of 50 basis points.  Each holder who validly tenders its notes and delivers consents prior to the consent payment deadline will be entitled to a consent payment, which is included in the total consideration above, of $30 for each $1,000 principal amount of notes tendered by such holder if such notes are accepted for purchase pursuant to the tender offer.  Holders who tender notes after the consent payment deadline will only receive the tender offer consideration, which is equal to the total consideration minus the consent payment.  The Company will pay accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

The tender offer is subject to certain conditions described in the Offer to Purchase and Consent Solicitation Statement, including the valid tender of at least a majority in aggregate principal amount of the outstanding notes, the consummation by the Company of financing on terms and conditions satisfactory to the Company and resulting in the receipt by the Company of gross proceeds of not less than the principal amount of the notes outstanding, and receipt of the requisite consents to amend the indenture governing the notes.

Goldman, Sachs & Co. is acting as exclusive dealer manager and solicitation agent for the tender offer and the consent solicitation. The information agent and tender agent for the tender offer is Global Bondholder Services Corporation. Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co.’s Liability Management Group, at telephone number (800) 828-3182 (toll free) and (212) 357-0775 (collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation, at telephone number (866) 470-4300 (toll free) and (212) 430-3774 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 87 retail auto stores, encompassing 114 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, but are not limited to, statements relating to the successful completion of the tender offer and consent solicitation.  These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the risks and uncertainties set forth in the Offer to Purchase and Consent Solicitation Statement under the headings “Forward-Looking Statements” and “Certain Significant Considerations” and in the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.  There can be no guarantees the Company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.